Exhibit 32.1

CERTIFICATION

The undersigned hereby certifies that (i) the Form 10-Q filed by First Citizens BancShares, Inc. (the “Issuer”) for the period ended September 30, 2010, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

November 8, 2010

/s/ Frank B. Holding, Jr.
Frank B. Holding, Jr.
Chief Executive Officer